news release

FOR RELEASE AT 5:30 AM PDT
JANUARY 31, 2020
Chevron Announces Fourth Quarter 2019 Results
Delivers on core financial priorities, demonstrates commitment to capital discipline and superior shareholder returns

•	Fourth quarter loss $6.6 billion; earnings excluding special items and FX $2.8 billion

•	Annual earnings $2.9 billion; earnings excluding special items and FX $11.9 billion

•	Cash flow from operations of $27.3 billion in 2019

•	Record annual net oil-equivalent production of 3.06 million barrels per day

•	Dividends and share repurchases of $13.0 billion in 2019

San Ramon, Calif., Jan. 31, 2020 – Chevron Corporation (NYSE: CVX) today reported a loss of $6.6 billion ($(3.51) per share - diluted) for fourth quarter 2019, compared with earnings of $3.7 billion ($1.95 per share - diluted) in the fourth quarter 2018. Included in the current quarter were previously announced upstream impairments and write-offs totaling $10.4 billion associated with Appalachia shale, Kitimat LNG, Big Foot and other projects. The company also recognized a $1.2 billion gain on the sale of the U.K. Central North Sea assets in the fourth quarter. Foreign currency effects decreased earnings in the fourth quarter 2019 by $256 million.
Full-year 2019 earnings were $2.9 billion ($1.54 per share - diluted), compared with $14.8 billion ($7.74 per share - diluted) in 2018. Included in 2019 were net charges for special items of $8.7 billion, compared to net charges of $1.2 billion for special items in 2018. Foreign currency effects decreased earnings in 2019 by $304 million.
Earnings excluding special items and FX reflect net income (loss) excluding special items and foreign currency effects. For a reconciliation of earnings excluding special items and FX, see Attachment 5.
Sales and other operating revenues in fourth quarter 2019 were $35 billion, compared to $40 billion in the year-ago period.
Earnings Summary

	Three Months Ended Dec. 31		Year Ended Dec. 31
Millions of dollars	2019	2018	2019	2018
Earnings by business segment
Upstream	$(6,734)	$3,290	$2,576	$13,316
Downstream	672	859	2,481	3,798
All Other	(548)	(419)	(2,133)	(2,290)
Total (1)(2)	$(6,610)	$3,730	$2,924	$14,824
(1) Includes foreign currency effects	$(256)	$268	$(304)	$611
(2) Net income attributable to Chevron Corporation (See Attachment 1)

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“Cash flow from operations remained strong in 2019, allowing the company to deliver on all our financial priorities,” said Michael K. Wirth, Chevron’s chairman of the board and chief executive officer. “We paid $9 billion in dividends, repurchased $4 billion of shares, funded our capital program and successfully captured several inorganic investment opportunities, all while reducing debt by more than $7 billion. Earlier this week, we announced a quarterly dividend increase of $0.10 per share, reinforcing our commitment to growing shareholder returns.”
“Organic capital spending held flat at $20 billion in 2019, further demonstrating our commitment to capital discipline. Within this program, we continued the ramp-up of the Permian Basin in Texas and New Mexico and progressed our Future Growth Project at the company’s 50 percent-owned affiliate, Tengizchevroil, in Kazakhstan. For the first time in the company’s history, annual production exceeded 3 million barrels per day of oil equivalent," Wirth added.
The company added approximately 494 million barrels of net oil-equivalent proved reserves in 2019. These additions, which are subject to final reviews, are net of reductions associated with the company's decisions to reduce funding for various gas-related opportunities and asset sales. The largest additions were from the LNG Projects in Australia and deepwater fields in the Gulf of Mexico. The company will provide additional details relating to 2019 reserve additions in its Annual Report on Form 10-K scheduled for filing with the SEC on February 21, 2020.
Significant downstream developments in 2019 included the acquisition of the Pasadena refinery in Texas, and the signing of a conditional agreement to acquire a network of terminals and service stations in Australia. Additionally, Chevron Phillips Chemical Company LLC, the company's 50 percent-owned affiliate, announced plans to jointly develop petrochemical projects in the U.S. Gulf Coast and Qatar.
"In 2019, in addition to flaring and methane emission reduction targets, the company also established new performance goals to reduce net greenhouse gas emission intensity from upstream oil and natural gas production.  We entered agreements to increase renewable energy in support of our business and invested in emerging low carbon technologies through our Future Energy Fund and other partnerships,” Wirth stated.
At year-end, balances of cash, cash equivalents, time deposits and marketable securities totaled $5.7 billion, a decrease of $4.6 billion from the end of 2018. Total debt at December 31, 2019 stood at $27.0 billion, a decrease of $7.5 billion from a year earlier.
UPSTREAM
Worldwide net oil-equivalent production was 3.08 million barrels per day in fourth quarter 2019, unchanged from a year ago. Worldwide net oil-equivalent production for the full year 2019 was 3.06 million barrels per day, an increase of over 4 percent from 2.93 million barrels per day from the prior year.

U.S. Upstream
	Three Months Ended Dec. 31		Year Ended Dec. 31
Millions of dollars	2019	2018	2019	2018
Earnings	$(7,465)	$964	$(5,094)	$3,278
U.S. upstream recorded a loss of $7.5 billion in fourth quarter 2019, compared with earnings of $964 million a year earlier. The decrease was primarily due to $8.2 billion in impairment charges primarily associated with Appalachia shale and Big Foot. Also contributing to the decrease were lower crude oil and natural gas realizations. Partially offsetting these items were higher crude oil and natural gas production.

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The company’s average sales price per barrel of crude oil and natural gas liquids was $47 in fourth quarter 2019, down from $56 a year earlier. The average sales price of natural gas was $1.10 per thousand cubic feet in fourth quarter 2019, down from $2.01 in last year’s fourth quarter.
Net oil-equivalent production of 998,000 barrels per day in fourth quarter 2019 was up 140,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico were partially offset by normal field declines in the base business. The net liquids component of oil-equivalent production in fourth quarter 2019 increased 14 percent to 771,000 barrels per day, while net natural gas production increased 24 percent to 1.36 billion cubic feet per day, compared to last year's fourth quarter.
Fourth quarter unconventional net oil-equivalent production in the Permian Basin was 514,000 barrels per day, representing growth of 36 percent compared to a year ago.

International Upstream
	Three Months Ended Dec. 31		Year Ended Dec. 31
Millions of dollars	2019	2018	2019	2018
Earnings*	$731	$2,326	$7,670	$10,038
*Includes foreign currency effects	$(226)	$250	$(323)	$545
International upstream operations earned $731 million in fourth quarter 2019, compared with $2.3 billion a year ago. The decrease in earnings was partially due to write-offs and impairment charges of $2.2 billion associated with Kitimat LNG and other gas projects, partly offset by a gain of $1.2 billion on the sale of the U.K. Central North Sea assets and the absence of a fourth quarter 2018 asset write-off. Also contributing to the decrease were lower natural gas realizations and volumes, partially offset by lower depreciation expenses. Foreign currency effects had an unfavorable impact on earnings of $476 million between periods.
The average sales price for crude oil and natural gas liquids in fourth quarter 2019 was $57 per barrel, down from $59 a year earlier. The average sales price of natural gas was $5.71 per thousand cubic feet in the quarter, compared with $6.81 in last year’s fourth quarter.
Net oil-equivalent production of 2.08 million barrels per day in fourth quarter 2019 was down 145,000 barrels per day from a year earlier due to the effect of asset sales, major turnarounds and normal field declines. The net liquids component of oil-equivalent production decreased 6 percent to 1.12 million barrels per day in the 2019 fourth quarter, while net natural gas production of 5.75 billion cubic feet per day decreased 8 percent, compared to last year's fourth quarter.
DOWNSTREAM

U.S. Downstream
	Three Months Ended Dec. 31		Year Ended Dec. 31
Millions of dollars	2019	2018	2019	2018
Earnings	$488	$256	$1,559	$2,103
U.S. downstream operations earned $488 million in fourth quarter 2019, compared with earnings of $256 million a year earlier. The increase was mainly due to higher margins on refined product sales and lower operating expenses.

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Refinery crude oil input in fourth quarter 2019 increased 6 percent to 975,000 barrels per day from the year-ago period, primarily due to the acquisition of the Pasadena refinery in Texas, partially offset by turnaround activity at the El Segundo, California refinery. Refined product sales of 1.23 million barrels per day were up 2 percent from fourth quarter 2018.

International Downstream
	Three Months Ended Dec. 31		Year Ended Dec. 31
Millions of dollars	2019	2018	2019	2018
Earnings*	$184	$603	$922	$1,695
*Includes foreign currency effects	$(32)	$23	$17	$71
International downstream operations earned $184 million in fourth quarter 2019, compared with $603 million a year earlier. The decrease in earnings was largely due to lower margins on refined product sales, partially offset by favorable tax items. Foreign currency effects had an unfavorable impact on earnings of $55 million between periods.
Refinery crude oil input of 576,000 barrels per day in fourth quarter 2019 decreased 89,000 barrels per day from the year-ago period, mainly due to the major planned turnaround at the Star Petroleum Refining Company in Thailand.
Refined product sales of 1.28 million barrels per day in fourth quarter 2019 were down 9 percent from the year-ago period, mainly due to lower diesel and gasoline sales.
ALL OTHER

	Three Months Ended Dec. 31		Year Ended Dec. 31
Millions of dollars	2019	2018	2019	2018
Net Charges*	$(548)	$(419)	$(2,133)	$(2,290)
*Includes foreign currency effects	$2	$(5)	$2	$(5)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in fourth quarter 2019 were $548 million, compared with $419 million in the year-ago period. The change between periods was mainly due to higher tax items. Foreign currency effects were immaterial between periods.
CASH FLOW FROM OPERATIONS
Cash flow from operations in 2019 was $27.3 billion, compared with $30.6 billion in 2018. Excluding working capital effects, cash flow from operations in 2019 was $25.8 billion, compared with $31.3 billion in 2018.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in 2019 were $21.0 billion, compared with $20.1 billion in 2018. The amounts included $6.1 billion in 2019 and $5.7 billion in 2018 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 85 percent of the companywide total in 2019. Included in 2019 were $0.8 billion of inorganic expenditures, primarily associated with the acquisition of the Pasadena refinery in Texas and upstream lease bonus payments.

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# # #
Contact: Sean Comey -- +1 925-842-5509
NOTICE
Chevron’s discussion of fourth quarter 2019 earnings with security analysts will take place on Friday, January 31, 2020, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

This press release includes earnings excluding special items and FX, which reflect earnings excluding significant non-operational items including impairment charges, write-offs, gains on asset sales, unusual tax items, the Anadarko merger termination fee, foreign currency effects and other special items. We believe it is useful for investors to consider these figures in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 5.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” ”guidance,” “focus,” “on schedule,” “on track,” “is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and efficiencies associated with enterprise transformation initiatives; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries, or other natural or human causes beyond the company’s control; changing economic, regulatory

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and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 18 through 21 of the company’s 2018 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended December 31		Year Ended December 31
REVENUES AND OTHER INCOME	2019	2018	2019	2018

Sales and other operating revenues	$34,574	$40,338	$139,865	$158,902
Income from equity affiliates	538	1,642	3,968	6,327
Other income	1,238	372	2,683	1,110
Total Revenues and Other Income	36,350	42,352	146,516	166,339
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	19,693	23,920	80,113	94,578
Operating expenses *	7,214	6,941	25,945	24,942
Exploration expenses	272	250	770	1,210
Depreciation, depletion and amortization	16,429	5,252	29,218	19,419
Taxes other than on income	969	901	4,136	4,867
Interest and debt expense	178	190	798	748
Total Costs and Other Deductions	44,755	37,454	140,980	145,764
Income (Loss) Before Income Tax Expense	(8,405)	4,898	5,536	20,575
Income tax expense (benefit)	(1,738)	1,175	2,691	5,715
Net Income (Loss)	(6,667)	3,723	2,845	14,860
Less: Net income (loss) attributable to noncontrolling interests	(57)	(7)	(79)	36
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$(6,610)	$3,730	$2,924	$14,824

* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$(3.51)	$1.97	$1.55	$7.81
- Diluted	$(3.51)	$1.95	$1.54	$7.74

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,872,317	1,893,405	1,882,499	1,897,623
- Diluted	1,872,317	1,906,823	1,895,126	1,914,107

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended December 31		Year Ended December 31
	2019	2018	2019	2018
Upstream
United States	$(7,465)	$964	$(5,094)	$3,278
International	731	2,326	7,670	10,038
Total Upstream	(6,734)	3,290	2,576	13,316
Downstream
United States	488	256	1,559	2,103
International	184	603	922	1,695
Total Downstream	672	859	2,481	3,798
All Other (1)	(548)	(419)	(2,133)	(2,290)
Total (2)	$(6,610)	$3,730	$2,924	$14,824

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Dec. 31, 2019	Dec. 31, 2018
Cash and Cash Equivalents	$5,686	$9,342
Time Deposits	$—	$950
Marketable Securities	$63	$53
Total Assets	$237,428	$253,863
Total Debt	$26,973	$34,459
Total Chevron Corporation Stockholders' Equity	$144,213	$154,554

	Three Months Ended December 31		Year Ended December 31
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2019	2018	2019	2018
United States
Upstream	$2,268	$1,962	$8,197	$7,128
Downstream	487	427	1,868	1,582
Other	132	87	365	243
Total United States	2,887	2,476	10,430	8,953

International
Upstream	2,754	3,005	9,627	10,529
Downstream	370	270	920	611
Other	5	10	17	13
Total International	3,129	3,285	10,564	11,153
Worldwide	$6,016	$5,761	$20,994	$20,106
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$112	$84	$368	$302
International	1,422	1,517	5,744	5,414
Total	$1,534	$1,601	$6,112	$5,716

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)[1]
	Year Ended December 31
OPERATING ACTIVITIES	2019	2018
Net Income	$2.8	$14.9
Adjustments
Depreciation, depletion and amortization	29.2	19.4
Distributions less than income from equity affiliates	(2.1)	(3.6)
Loss (gain) on asset retirements and sales	(1.4)	(0.6)
Deferred income tax provision	(2.0)	1.1
Net decrease (increase) in operating working capital	1.5	(0.7)
Other operating activity	(0.8)	0.2
Net Cash Provided by Operating Activities	$27.3	$30.6

INVESTING ACTIVITIES
Capital expenditures	(14.1)	(13.8)
Proceeds and deposits related to asset sales and returns of investment	3.0	2.4
Net maturities of (investments in) time deposits	1.0	(1.0)
Other investing activity(2)	(1.2)	0.1
Net Cash Used for Investing Activities	$(11.5)	$(12.3)

FINANCING ACTIVITIES
Net change in debt	(7.8)	(4.5)
Cash dividends — common stock	(9.0)	(8.5)
Net sales (purchases) of treasury shares	(2.9)	(0.6)
Distributions to noncontrolling interests	—	(0.1)
Net Cash Used for Financing Activities	$(19.8)	$(13.7)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	0.3	(0.1)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(3.6)	$4.5
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily borrowings of loans by equity affiliates.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended December 31		Year Ended December 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2019	2018	2019	2018
United States	771	674	724	618
International	1,122	1,188	1,141	1,164
Worldwide	1,893	1,862	1,865	1,782
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,363	1,101	1,225	1,034
International	5,747	6,227	5,932	5,855
Worldwide	7,110	7,328	7,157	6,889
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	998	858	929	791
International	2,080	2,225	2,129	2,139
Worldwide	3,078	3,083	3,058	2,930
SALES OF NATURAL GAS (MMCF/D):
United States	4,121	3,891	4,016	3,481
International	5,713	6,271	5,869	5,604
Worldwide	9,834	10,162	9,885	9,085
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	284	203	231	184
International	92	95	106	96
Worldwide	376	298	337	280
SALES OF REFINED PRODUCTS (MB/D):
United States	1,234	1,211	1,250	1,218
International (5)	1,278	1,400	1,327	1,437
Worldwide	2,512	2,611	2,577	2,655
REFINERY INPUT (MB/D):
United States	975	918	947	905
International	576	665	617	706
Worldwide	1,551	1,583	1,564	1,611

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	58	55	53	53
Venezuela Affiliate	0	24	3	24
(3) Includes natural gas consumed in operations (MMCF/D):
United States	41	35	36	35
International	577	629	602	584
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	385	383	379	373

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 5
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended Dec. 31, 2019			Three Months Ended Dec. 31, 2018			Year Ended Dec. 31, 2019			Year Ended Dec. 31, 2018
	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax
REPORTED EARNINGS
U.S. Upstream			$(7,465)			$964			$(5,094)			$3,278
Int'l Upstream			731			2,326			7,670			10,038
U.S. Downstream			488			256			1,559			2,103
Int'l Downstream			184			603			922			1,695
All Other			(548)			(419)			(2,133)			(2,290)
Net Income (Loss) Attributable to Chevron			$(6,610)			$3,730			$2,924			$14,824

SPECIAL ITEMS
U.S. Upstream
Impairments	$(10,639)	$2,469	$(8,170)	$—	$—	$—	$(10,639)	$2,469	$(8,170)	$(158)	$38	$(120)
Write-offs	—	—	—	—	—	—	—	—	—	(724)	174	(550)
Int'l Upstream
Asset sale gains	1,319	(119)	1,200	—	—	—	1,319	(119)	1,200	—	—	—
Impairments	(476)	(94)	(570)	—	—	—	(476)	(94)	(570)	(308)	108	(200)
Write-offs	(1,988)	378	(1,610)	(270)	—	(270)	(1,988)	378	(1,610)	(270)	—	(270)
Receivable write-down	—	—	—	—	—	—	—	—	—	(270)	—	(270)
Contractual settlement	—	—	—	—	—	—	—	—	—	(180)	—	(180)
Tax Items	—	—	—	—	—	—	—	180	180	—	—	—
Int'l Downstream
Asset sale gains	—	—	—	—	—	—	—	—	—	350	—	350
All Other
Tax Items	—	—	—	—	—	—	—	(430)	(430)	—	—	—
Anadarko merger termination fee	—	—	—	—	—	—	1,000	(260)	740	—	—	—
Total Special Items	$(11,784)	$2,634	$(9,150)	$(270)	$—	$(270)	$(10,784)	$2,124	$(8,660)	$(1,560)	$320	$(1,240)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(226)			$250			$(323)			$545
Int'l Downstream			(32)			23			17			71
All Other			2			(5)			2			(5)
Total Foreign Currency Effects			$(256)			$268			$(304)			$611

EARNINGS EXCLUDING SPECIAL ITEMS AND FX*
U.S. Upstream			$705			$964			$3,076			$3,948
Int'l Upstream			1,937			2,346			8,793			10,413
U.S. Downstream			488			256			1,559			2,103
Int'l Downstream			216			580			905			1,274
All Other			(550)			(414)			(2,445)			(2,285)
Total Earnings Excluding Special Items and FX			$2,796			$3,732			$11,888			$15,453

Total Earnings Excluding Special Items and FX per share			$1.49			$1.95			$6.27			$8.07

* Earnings excluding special items and FX is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.